Exhibit 10.6

Certain information contained in this document, marked by ***, is filed with the SEC pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

408

AMENDMENT #1

to

Collaboration and License Agreement

Between

Biota Holdings Limited,

Biota Scientific Management Pty. Ltd.

and

Sankyo Co., Ltd.

THIS AMENDMENT, effective as of June 30th, 2005 between **Biota Holdings Limited** and **Biota Scientific Management Pty. Ltd.** (jointly referred to as "Biota"), both being corporations organized and existing under the laws of Victoria, Australia, with offices at 616 St. Kilda Road Melbourne, Victoria, Australia, and **Sankyo Company Limited** ("**Sankyo**"), a joint stock company organized and existing under the laws of Japan, with offices at 3-5-1, Nihonbashi-honcho, Chuo-ku, Tokyo, Japan sets forth the agreement between the Parties as follows:

Recitals

1. Whereas, Biota Holdings Limited and Sankyo entered into a Collaboration and License Agreement dated September 29, 2003 (hereafter referred to as the "Agreement");

2. Whereas, Biota desires to expedite the clinical development of the LANI Compounds by providing funding of certain research and development work;

3. Whereas, Sankyo desires to cooperate with Biota in expediting such development; and

4. Whereas, the Parties desire to add Biota Scientific Management Pty. Ltd. as a Party to the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the Parties hereto agree to amend the Agreement as follows:

1. Definitions

1.1 Any capitalized terms set forth in this Amendment shall have the same meanings as those set forth in the Agreement.

1.2 The "Activities" to be undertaken by Biota under this Amendment with respect to the LANI Compounds (specifically CS-8958) may include the following:

(a) Any Phase I studies with respect to the LANI Compounds,

(b) Proof of Concept (POC) studies in preparation for Phase II studies,

(c) Pre-clinical studies for Phase II,

(d) Phase II studies for which Biota has adequate funding,

(e) Development of the delivery device using a third party with expertise in such devices,

(f) Evaluating, applying for, registering and maintaining the Trademarks.

(g) Any other studies or development work agreed upon in writing by the Parties.

1.3 The "Activities" to be undertaken by Sankyo under this Amendment with respect to the LANI Compounds (specifically CS-8958) may include providing of API and its related compounds for the development and for the studies to be performed under the NIH study and for any other Activity agreed in writing by the Parties.

2. Funding of the Development

2.1 The Parties hereby agree that Biota may provide the funding for the Activities in an amount not to exceed [***] If Biota desires to invest more than [***] in funding for the Activities, the Parties will negotiate in good faith regarding the terms of such additional funding.

2.2 Sankyo may also provide funding toward the Activities in an amount up to [***] if it desires to do so. If Sankyo desires to invest more than [***] in funding for the Activities, the Parties will negotiate in good faith regarding the terms of such additional funding.

2.3 Any Party providing funding for compensation under this Amendment will keep accurate records of the nature and amount of all such expenses and will send reports of such expenses to the other Party within thirty (30) days of the end of each calendar quarter. Each Party shall have the right to audit the records of the other Party in accordance with the provisions of Section 5.3.2 of the Agreement. This right to audit shall remain in effect throughout the term of this Amendment and for a period of two (2) years after the termination of this Amendment. The Parties shall settle all differences arising from the audit within thirty (30) days after notification of any errors discovered during the audit.

3. **Compensation for the Funding**

3.1 Any Party which provides funding for the Activities shall be compensated as follows:

3.1.1 All funds for Activities shall be compensated to the Party making the investment by repaying double the amount of the investment.

3.1.2 The compensation shall be paid in a preferential manner out of proceeds received from any Licensee as upfront payments, milestone payments or royalties (hereafter referred to as "Licensee Payments").

3.1.3 The compensation shall be made using two-thirds (2/3) of any Licensee Payment which shall be paid in a preferential manner to the Party or Parties providing the funding in proportion to the funding provided by each Party. The remaining one-third (1/3) of any Licensee Payment will be considered as a "Profit Sharing" fee and shall be paid to Biota and Sankyo in equal amounts (50:50) as provided in the Agreement.

3.1.4 If the amount of the compensation to be paid to the Parties is less than two-thirds (2/3) of the amount of the Licensee Payment, then the balance of the Licensee Payment shall be paid as a Profit Sharing fee. If the amount of the compensation to be paid to the Parties is greater than two-thirds (2/3) of the amount of the Licensee Payment available, then the remainder of the compensation shall be carried forward until the next Licensee Payment is received. (See the attached "Example.")

3.1.5 The compensation will be paid within thirty (30) days of receipt of any Licensee Payment with respect to expenses incurred and reported in accordance with paragraph 2.3 above.

3.1.6 The costs and expenses to be compensated shall include (i) any third party expenses for the Activities paid after January 1st, 2005, (ii) the cost of

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API for the Activities including intermediate incurred prior to the effective date of this Amendment, and (iii) the expenses for the NIH program as set forth in Section 5.1 below.

3.2 In the case of Biota, funding will be provided by, and compensation will be paid to, Biota Scientific Management Pty. Ltd.

3.3 The funding to be provided by the Parties, and which will be compensated as provided herein, will be allowed as follows:

(a) subcontract costs for clinical and pre-clinical studies performed by third party investigators under contract with Biota,
(b) the actual price charged by Sankyo's Affiliate for manufacturing API,
(c) the actual fees paid to consultants to help obtain the NIH grant,
(d) the cost of contracting the dry powder inhaler feasibility studies, including third-party consultants required to evaluate candidate inhalers,
(e) any third-party expenses required to evaluate, apply for, register and maintain the Trademarks,
(f) out-of-pocket expenses for other outside professional services and any other out-of-pocket expenses or costs required for the Activities or otherwise agreed by the Parties.

3.4 Sankyo will provide the necessary API for the Activities in the amounts and at a price to be agreed between the Parties. This price will be the actual price charged to Sankyo by its manufacturing Affiliate and will include the salaries and indirect costs of employees of the Affiliate, but will not include any profit margin for Sankyo. These amounts will be compensated as provided above.

3.5 In the event that either Party terminates the Agreement pursuant to Section 8.2 thereof, or the Agreement is terminated early upon mutual agreement, and one of the Parties continues to Develop, Manufacture, license or sell any of the LANI Compounds in any country (the "Continuing Party"), the Continuing Party shall compensate the other Party any of the funding provided for in this section, including the double funding provided for in Section 3.1.1 above. The compensation shall be paid in full within thirty (30) days after the Continuing Party receives from the other Party an invoice setting forth in detail the amount of any remaining funding which has not already been compensated. After the funding is fully compensated, the Continuing Party will pay the other Party (i) compensation, as profit sharing, in a range of twenty to forty percent (20-40%) of any Licensee Payments the Continuing Party may receive from Licensees, or (ii) in case of direct sales of the Product by the Continuing Party, a royalty on its Net Sales in a range of twenty to forty percent (20-40%) of the highest rate paid by any Licensee under the Agreement. The details of this arrangement shall be contained in a new agreement to be negotiated in good faith between the Parties.

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3.6 Any disputes relating to the amount of the funding or the compensation to be paid under this section shall be resolved through good faith negotiations of the Parties. In the event of a failure to reach an agreement within sixty (60) days, the matter shall be resolved in accordance with Section 13 of the Agreement.

4. Management of Activities

4.1 Biota will take the lead in managing the Activities, provided, however, that important issues related to the Activities, such as study plans and protocol and the device selection, shall first be referred to the Licensing Committee.

4.2 In order to determine which issues need to be submitted to the Licensing Committee, each Party will submit an outline of any development plans to the Licensing Committee prior to commencing the Activities together with a proposed budget. If no objection is raised by a member of the Licensing Committee within fifteen (15) business days of receiving the development plan, the plan will be deemed to be approved. Urgent or emergency changes to the development plan may be made by Biota if, in its discretion, it is determined that such changes are required for medical or safety reasons or, based on study results, it is determined that changes must be made to accomplish the purpose of the development plan.

5. National Institute of Health (NIH) Study

5.1 The Parties agree that each has expended substantial sums of money to obtain the NIH grant and that each Party will be compensated under Section 3 above, *i.e.* double compensation, for any expenses paid to third parties to obtain the NIH grant or to complete the activities contemplated thereunder, including the cost of API provided by Sankyo, which are not paid by the NIH grant.

5.2 The Parties agree that any nebulizer or other results achieved by this NIH study will be considered to be Joint Intellectual Property or Joint Inventions under the Agreement and any proceeds arising from such Inventions will be shared 50:50 between the Parties.

6. Biota Scientific Management Pty. Ltd.

6.1 Biota Scientific Management Pty. Ltd. (BSM) is hereby added to the Agreement as a Party. Wherever, the term "Biota" appears in the Agreement or this Amendment, it shall apply to both Biota Holdings Limited and to BSM, unless the context otherwise requires.

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6.2 Recital 1 of the Agreement shall be amended as follows: Biota Scientific Management Pty. Ltd owns certain patents and, together with Biota Holdings Limited, has expertise and know-how in the field of long-acting neuraminidase inhibitors (LANI Compound[s]), and has synthesized and optimized several LANI Compounds which may be suitable for preclinical and clinical development, and wishes to collaborate with a key partner in the development of LANI Compounds for Commercialization (defined below) worldwide.

6.3 As the primary holder of the Biota Technology, BSM shall be responsible for carrying out Biota's responsibilities with respect to the Biota Technology under the Agreement and all payments to be made to Biota under the Agreement and this Amendment shall be made to BSM.

6.4 Any Joint Intellectual Property or Joint Inventions arising out of the Agreement (see Section 7 of the Agreement) may be, at Biota's option, owned or applied for in the name of BSM.

6.5 Any notices to be given to Biota in accordance with Section 15 of the Agreement shall be deemed to be given to both Biota Holdings Limited and to BSM if given in the manner prescribed in Section 15 thereof.

7. Trademarks

7.1 Section 7.4.1 of the Agreement is hereby amended to read as follows:
7.4.1 It is the intent of the Parties that, where possible, each Product be sold under a single trademark worldwide which shall be selected by Biota with the approval of Sankyo and, where feasible, in consultation with Licensees. It is understood that in some countries, other trademarks may be necessary or advisable or recommended by the Licensee. All trademarks used on Products under this Agreement (hereafter referred to as "Trademarks") will be owned and registered by Biota. Any royalties or other payments for the use of Trademarks paid by Licensee to Biota or Sankyo shall be considered as Consideration and shared equally between Biota and Sankyo during and following the term of this Agreement. Biota shall be responsible for evaluating, applying for, registering and maintaining the Trademarks. The expenses related thereto shall be a reimbursable expense under the Amendment until License Agreements are negotiated, at which time the Parties will use their best efforts to have Licensees take over the expenses related to the Trademarks. Upon any termination of this Agreement under Section 3.5 of the Amendment, the Parties shall cooperate with each other to execute appropriate licenses to make the Trademarks available to the Continuing Party royalty-free, unless otherwise agreed by the Parties. At the end of the full term of this Agreement, and following the termination of a License Agreement in any country in the Territory, either Party may use the Trademarks to sell the Products on a royalty-free basis, unless otherwise agreed by the Parties, because joint use of one Trademark is prohibited by

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local law or customary practice. The Parties shall cooperate with each other, including the execution of any necessary license agreements or other documents, to make it possible for each Party to market or co-promote the Products using the Trademarks. If co-marketing of the Products is not allowed under local law or not feasible under local customs in a certain country in the Territory, the Parties shall negotiate in good faith the use of the Trademarks and appropriate compensation therefore. This Section 7.4.1 shall survive the termination of this Agreement.

7.2 Appendix F of the Agreement (License Template Between Biota Holdings Limited and Sankyo Co., Ltd.) shall be amended as shown in this Amendment to Appendix F which is attached hereto and made a part of the Agreement.

8. Term and Termination

8.1 The term of this Amendment shall commence on the date first above written and shall remain in effect as long as the Agreement is in effect or until the Parties otherwise agree in writing to terminate this Amendment, except the Parties may not provide the funding as set forth in Sections 2.1 and 2.2 after a License Agreement is executed unless the Parties agree otherwise.

9. Entire Agreement

9.1. This Amendment, together with the Agreement, as hereby amended under Sections 6 and 7 referred to above and the Example attached hereto, set forth the entire agreement and understanding between the Parties as to the subject matter hereof, and supersedes all agreements and understandings between the Parties as to the subject matter, whether oral or in writing.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and effective as of the date first indicated above.

BIOTA HOLDINGS LTD.

By: [signature]
Name: Sterling C. Johnson
Title: Vice President, Business Development

Date: June 30, 2005

SANKYO COMPANY LIMITED

By: Akira Morita
Name: Akira Morita
Title: Director, Licensing Department
Corporate Officer

Date: June 30, 2005

BIOTA SCIENTIFIC
MANAGEMENT PTY. LTD.

By: [signature]
Name: Andrew Macdonald
Title: Chief Financial Officer/Company Secretary

Date: June 30, 2005

836093

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EXAMPLE

FOR ILLUSTRATION PURPOSES ONLY

The following example is provided as an illustration to demonstrate how compensation would be handled under Section 3 of this Amendment.

In this example, the investment made by the parties is capped at [***] each.

[***]

Reimbursements will be in proportion to the investment made by each party at the time of the payment.

[***]

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APPENDIX F

License Template

Between

Biota Scientific Management Pty. Ltd.

and

Sankyo Co., Ltd.

This License Template sets forth the basic understanding of Sankyo and Biota relating to the License Agreement to be executed with a Licensee or Licensees pertaining to the co-licensing of a Product or Products. This License Template shall be binding on both Sankyo and Biota. The terms of any Co-Licensing Agreement shall be consistent with the terms as described below.

*   *   *

THIS AGREEMENT, effective as of ____________, 20__ between **Biota Scientific Management Pty. Ltd. ("Biota")**, a corporation organized and existing under the laws of Victoria, Australia, with offices at 616 St. Kilda Road Melbourne, Victoria, Australia, and **Sankyo Co., Ltd. ("Sankyo")**, a joint stock company organized and existing under the laws of Japan, with offices at 3-5-1, Nihonbashi-honcho, Chuo-ku, Tokyo, Japan (collectively Biota and Sankyo are referred to as the "Licensors") on the one hand; and

[**Licensee Name**], a corporation organized and existing under the laws of _________(the "Licensee) sets forth the agreement between the Licensors and the Licensee as follows:

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Recitals

1. Biota and Sankyo both have expertise, know-how and patents in the field of long-acting neuraminidase inhibitors (LANI Compound[s]), and have synthesized and optimized several LANI Compounds which may be suitable for clinical development and commercialization worldwide as pharmaceutical products for human consumption.

2. Biota and Sankyo have executed a Collaboration and License Agreement under which the Licensors have agreed to pool their respective LANI Compound patents and technology and to collaborate and work together to license the LANI Compounds to one or more third parties for development and marketing.

3. Licensee has expertise and knowledge in the area of commercializing and marketing pharmaceutical products for human consumption and further desires to receive a license to develop and commercialize the LANI Compounds for the treatment and prevention of influenza or other viral infections.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, all of the Parties hereto agree as follows:

Definitions

1. "Affiliate" of a Party hereto means any entity that controls, is controlled by or is under common control with such Party. For purposes of this definition, a Party shall be deemed to control another entity if it owns or controls, directly or indirectly, more than fifty percent (50%) of the voting equity of the other entity (or other comparable ownership interest for an entity other than a corporation) or if it has management control of the other entity.

2. "Agreement" means this document between the Licensee and the Licensors together with any exhibits, schedules or specifications which are attached hereto and made a part of this document at the time of its execution, together with any amendments hereto which are

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signed by authorized representatives of the Parties and incorporated as a part of this document.

3. "API" means the active pharmaceutical ingredient using LANI Compounds and which is incorporated into the Products.

4. "API Manufacturing Development" means any raw material acquisition, process development and scale-up required to provide API of suitable quantity and quality for the agreed Clinical Development.

5. "Biota Technology" means, to the extent necessary or useful for the Development, Manufacture, use or sale of the LANI Compounds, (a) all Patents that Biota Controls as of the Effective Date or during the term of the Agreement and which shall be included in Appendix ____, and (b) Information that is not included in the Patents described in the preceding clause (a) and that Biota Controls on the Effective Date or during the term of the Agreement.

6. "Clinical Development" means all clinical and regulatory work required from the Development Phase and up to Marketing Approval.

7. "Commercialization Phase" means the period after Marketing Approval through the term of the Agreement.

8. "Commercialize or Commercialization" means to promote, sell, distribute, and otherwise market or promote a Product or Products, and to engage in Product Manufacturing for purposes of sale to a consumer.

9. "Competitive Product" means a product that is an antiviral agent targeted against influenza.

10. "Control" means, with respect to any Information or intellectual property right, possession by a Party of the ability (whether by ownership, license or otherwise) to grant access, a license or a sub-license to such Information or intellectual property right without violating the terms of any agreement or other arrangement with any third party as of the time such Party would first be required hereunder to grant the other Party such access, license or sublicense.

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11. "Co-Promotion" means the relationship in a country or countries in which two or more Parties to this Agreement collaborate in their promotional efforts to maximize sales of the Product under the same Trademark and a consistent marketing strategy and one Party books sales of the Product within that country.

12. "Co-Market" means the relationship in a country or countries in which two or more Parties to this Agreement market Products under different Trademarks, separate marketing channels and separate distribution channels, and in which both Parties book sales of the Product within that country.

13. "Development" means both the pre-clinical and clinical development of a LANI Compound.

14. "Development Candidate" means a LANI Compound from Appendix [ ] or another LANI compound that is developed or optimized by the Licensee during the term of this Agreement and that the Licensee determines is suitable for Clinical Development with the consent of the Licensors, which consent shall not be unreasonably withheld.

15. "Development Phase" means the period of this Agreement from the Effective Date to filing of a registration dossier for Marketing Approval.

16. "Development Plan" means a plan for developing the Products which is created and approved by the PDC on behalf of the Parties and which will guide the Parties in giving oversight and direction to the Licensees in developing the Products. The Development Plan shall be included as Appendix to this Agreement, which may be amended from time to time as agreed by the Parties.

17. "Effective Date" means the date shown in the first paragraph of this Agreement.

18. "Field" means the prevention and/or treatment of influenza virus types A and B and other viral infections with a LANI Compound.

19. "First Commercial Sale" means the date on which the Product is first shipped by a Party to third parties for commercial sale in a country in the Territory.

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20. "Information" means all tangible and intangible techniques, technology, practices, trade secrets, methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms relating to the LANI Products.

21. "Invention" means any idea, design, concept, technique, process, method, composition of matter or discovery, whether or not patentable, copyrightable, or otherwise protectable with intellectual property law which is conceived of, discovered, developed, created, made or reduced to practice during the term of this Agreement which is useful to the activities contemplated hereunder.

22. "LANI Compounds" means the less than once per day dosage neuraminidase inhibitor compounds set forth in Appendix _, which may be amended from time to time as agreed by the Parties.

23. "Laws" means collectively all laws, rules and regulations as amended from time to time applicable to the Development, Commercialization and Manufacture of LANI Compounds and the Product.

24. "Lead Compounds" means the LANI Compounds selected by the Parties for Development and marketing and shown in Appendix _ to the Agreement, which may be amended from time to time as agreed by the Parties.

25. "Licensors" means Sankyo and Biota.

26. "Licensed Patents" means those patents owned or Controlled by either Sankyo or Biota, or Sankyo and Biota collectively as described on Appendix [ ].

27. "Manufacture or Manufactured" means with respect to each of API and Product, all the activities relating to production of API, LANI Compounds and/or Products, including, but not limited to, purchasing and release of raw materials, manufacturing, milling, quality control and assurance of all production steps, finishing, filling, labeling, packaging, release, holding and storage and the tests and analyses conducted in connection therewith.

28. "Marketing Approval" means any and all approvals (including, if required, price and

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reimbursement approvals), licenses, registrations, or authorizations of any regulatory agency, department, bureau or other government entity in a jurisdiction (or, if applicable, the European Union as a whole) that is necessary to market a Product in such jurisdiction.

29. "Net Sales" means the gross amount invoiced by a Party, its Affiliates and any respective Licensees to third parties that are not Affiliates or Licensees of the selling party (unless such Affiliate or Licensee is the end user of such Product, in which case the amount billed therefore shall be deemed to be the amount that would be billed to a third party in an arm's length transaction) for sales of Products to third parties, less the following items, as allocable to such Product (if not previously deducted from the amount invoiced): (i) trade discounts, credits or allowances; (ii) credits or allowances additionally granted upon returns, rejections or recalls (except where any such recall arises out of a Party's, its Affiliate's or Licensee's gross negligence, willful misconduct or fraud); (iii) freight, shipping and insurance charges; (iv) taxes, duties or other governmental tariffs (other than income taxes); and (v) government mandated rebates.

30. "Party" means Biota, Sankyo or a Licensee. "Parties" mean Biota, Sankyo and the Licensee.

31. "Patent[s]" means (a) patents filed in the country of origin, re-examinations, re-issues, renewals, extensions and term restorations, and including foreign counterparts of any of the foregoing, and (b) pending applications for patents filed in the country of origin, including, without limitation, provisional applications, continuations, continuations-in-part, divisional and substitute applications, including, without limitation, inventors' certificates, and foreign counterparts of any of the foregoing in each case to the extent they are applicable to the LANI Compounds and the Field that are owned or Controlled by a Party that either exist as of the effective date or claim Inventions owned or Controlled by a Party and that arise out of the activities contemplated under this Agreement. Existing Patents are set forth in Appendix [redacted] to this Agreement. Any new Patents which come into existence during the term of this Agreement shall be added to Appendix [redacted].

32. "Product[s]" means a finished pharmaceutical product that contains a LANI Compound.

33. "Product Development Committee" (PDC) means the joint committee established by

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the Parties in accordance with this Agreement which will oversee the Development of the LANI Compounds and Products in accordance with Article 3.

34. "Regulatory Authority" means any health regulatory authority(ies) in any country that holds responsibility for approving applications or granting authorization to commence human clinical testing of a drug and/or for granting regulatory Marketing Approval for a Product in such country, and any successor(s) thereto.

35. "Sankyo Technology" means, to the extent necessary or useful for the Development, Manufacture, use or sale of LANI Compounds, (a) all Patents that Sankyo Controls as of the Effective Date or during the term of the Agreement and which shall be included in Appendix , and (b) Information that is not included in the Patents described in the preceding clause (a) and that Sankyo Controls on the Effective Date or during the term of the Agreement.

36. "Substance[s]" means compounds, compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material relating to the LANI Compounds.

37. "Territory" means the countries listed in Appendix .

38. "Trademark" means the trademark or trademarks selected by the Licensors and for use in connection with the commercialization, promotion and marketing of the Product in one or any of the countries in the Territory.

<u>1. License Grant</u>

<u>1.1. Grant of Patent License</u>. Until the last-to-expire Patent within the Territory expires the Licensors hereby grant to the Licensee under the Patents and Information owned by the Licensors, an exclusive license to develop, make, use, sell, offer for sale, and import the Product in the Field in each country in the Territory. For purposes of this Section 1, the term "exclusive" means to the exclusion of all other parties in the Territory, including Licensors, unless the Parties agree to a co-marketing or co-promotion arrangement in the Territory.

<u>1.2. Grant of Trademark License</u>. After the last-to-expire Patent within the Territory

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expires, the Licensors may grant to the Licensee under the Trademark owned by the Licensors, an exclusive license to use sell, offer for sale and import the Product in each country in the Territory.

1.3. Sublicenses. The licenses granted to the Licensee in Section 1.1 shall include the right to grant sublicenses to its Affiliates, in whole or in part; *provided, however, that* the Licensee shall be strictly liable for the performance of its Affiliates. The licenses granted to the Licensee in Section 1.1 and Section 1.2 shall not include the right to grant sublicenses to any third parties (other than a Licensee Affiliate) without the prior written consent of the Licensors.

1.4. Licensee Diligence. The Licensee shall diligently work to develop the LANI Compounds and to market the Product in such a way as to maximize Net Sales and operating income through the safe and effective use of the Product in compliance with all applicable Laws. The Licensee shall twice a year provide the Licensors with Development progress updates and, when requested by either of the Licensees, provide other material information relating to the Licensee's progress in Development and the eventual marketing of the Product.

2. Consideration

2.1. License Fee. In consideration for the Licensors' grants to the Licensee of the right to sell, market, and distribute Product, all pursuant to Section 1.1, the Licensors shall receive from the Licensee a one time non-refundable and non-creditable license fee of [redacted] U.S. Dollars ([redacted]) within seven (7) days of the Effective Date. Such License Fee shall be net of any taxes that might be payable in Japan or Australia to the Licensors.

2.2. Milestones. The Licensee will make the following payments to the Licensors in US Dollars upon the occurrence of the listed event in the Territory for each Product:

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Event	Payment
Submission of IND	
Initiation of Phase II clinical trials (or equivalent)	
Initiation of Phase III clinical trials (or equivalent pivotal trial)	
Approval of an NDA (or equivalent)	
Launch of Licensed Product	
Date on which Net Sales of the Licensed Product exceed USD $___ 12-month period	
Date on which Net Sales of the Licensed Product exceed USD $___ 12-month period	

2.3. Royalties. In consideration for the license granted under Section 2.1, the Licensee shall pay in U.S. dollars to the Licensors during the Term a royalty in each country in the Territory comprising XX percent (XX%) of Net Sales until this Agreement expires in accordance with its terms. In consideration for the license which may be granted under Section 1.2, the Licensee shall pay in U.S. dollars to the Licensors after the expiration of the last Licensed Patent a royalty in each country in the Territory comprising XX percent (XX%) of Net Sales.

3. Development of the Products

3.1. Establishment and Membership of The Product Development Committee.

3.1.1. Upon execution of the License Agreement with the Licensee, the Licensors and Licensee shall establish a Product Development Committee (the "PDC") to provide oversight of the Development, and implementation of the Development Plan which is outlined in Appendix ___ and which, when agreed upon and executed by representatives of the Licensors and Licensee, shall become a part of this Agreement.

3.1.2. The PDC shall be formed by the Licensee(s) and will allow for at least one voting representative of Biota and Sankyo, each at their respective option. The PDC formed under this Agreement shall cooperate with any PDC formed under other license agreements with other licensees relating to the Products in order to ensure maximum coordination in the development of the Products on a worldwide basis.

3.2. Duties of the PDC

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3.2.1. The PDC shall provide oversight and governance of the Development Plan and monitor, manage and administer, as required, the Licensee Development of the Products. In general, the PDC will be responsible for project management.

3.2.1.1. Project management. The PDC shall (i) approve specific tasks, activities, resources, and expenditures under the Development Plan; (ii) establish objectives and milestones, and determine when and if objectives and milestones are met; and (iii) review progress made under the Development Plan and implement necessary changes to the Development Plan. It is the intention of the Parties that the PDC will review and discuss research plans, the design of studies, study protocols, selection of sites for preclinical and other Development studies, and other such matters that the Parties may deem necessary for the Development of the Products by the Licensees.

3.2.1.2. The PDC shall discuss regulatory strategy and the preparation, filing and prosecution of applications for Marketing Approvals and other regulatory issues.

3.3. Meetings and Decisions of the PDC

3.3.1. Meetings. Unless otherwise determined by the PDC, the PDC shall meet at least twice per year alternately at locations to be determined through negotiations between parties whose representatives participate in the PDC. At other times, the location or manner of the meeting (e.g., telephone conferences) will be determined by the PDC. Costs for representatives of the Parties to attend PDC meetings will be for each Party's account.

3.3.2. Decisions. All actions and decisions reserved for the PDC under Section 3.2 will require the unanimous consent of all of its voting members. If the PDC fails to reach unanimous agreement, the Parties shall attempt in good faith to reach an agreement on the unresolved matter within twenty (20) days, but if the issue cannot be resolved through good faith discussions, then the Licensee will have the right to make the final decision.

3.4. PDC Reporting and Information Sharing

3.4.1. Following each twice yearly meeting of the PDC, a representative of the PDC jointly appointed by its members shall prepare and deliver to all Parties a written report recording the issues, decisions, conclusions, recommendations and other actions taken by the PDC, as well as the general status of the Development Plan at that time. Any exceptions or dissents from the report may be noted in writing by the dissenting Party.

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3.4.2. The Parties shall nominate one person in each of their organizations to act as primary recipient for said written reports.

3.4.3. Except for confidential business information, the Parties agree to share with the PDC all clinical and regulatory data available to them from their Clinical Development activities that could assist the PDC in carrying out its responsibilities.

3.5. Development Phase

3.5.1. Development Expenses. All direct and indirect costs and expenses associated with Development of the Product will be borne by the Licensee.

3.5.2. Development Candidates. The Parties hereby agree that Sankyo's R-118958 shall be the Lead Compound and is nominated as the first Development Candidate. Biota's compound referenced as BTA938 shall be the back up Lead Compound.

3.5.3. The Development Candidate shall progress promptly into Development in accordance with the Development Plan.

3.5.4. If the first or a subsequent Development Candidate is not commercially viable as determined by the PDC, the PDC shall select the back up Lead Compound. If the back up Lead Compound is not commercially viable as determined by the PDC then the PDC may select another Lead Compound from Appendix [redacted] as a Development Candidate.

3.5.5. Due to the cost associated with Development, it is the intent of the Licensors that only one Lead Compound will be developed at a time. Notwithstanding the foregoing, the PDC may determine that more than one Development Candidate may progress into Development at any one time.

3.5.6. The Licensee shall ensure the integrity, quality and security of all Information; any technical, regulatory and clinical data, generated under the Development Plan, including any laboratory notes, technical data or specifications, test results, and any other relevant information or materials arising from the conduct of the Development Plan.

3.5.7. Clinical Trial Management: The Licensee shall prepare suitable applications for approval or consent of commencement clinical trials, management of trials, handle

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reporting, analysis and all other aspects of the trial being conducted by it or on its behalf.

3.6. API Manufacturing Development Costs

3.6.1. All direct and indirect costs and/or third party charges associated with API Manufacturing Development shall be borne by the Licensee or its designee.

3.7. Regulatory Matters

3.7.1. The Licensee shall be responsible at its sole expense for filing, prosecuting, and obtaining Marketing Approvals in each country in the Territory. Subject to the provisions of this Agreement, the Licensors will use commercially reasonable efforts and reasonable scientific judgment to assist in preparing documents for obtaining Marketing Approval from a Regulatory Authority for each country in the Territory. The Licensors will, if required by a Regulatory Authority, provide certain information concerning the Manufacture of LANI Compound and/or Product directly to such Regulatory Authority to facilitate the Licensee's application for Marketing Approvals. If a Regulatory Authority requests that the Licensee conduct additional developmental activities to obtain Marketing Approval, the Licensee shall, after consultation with Licensors, conduct such additional developmental activities at its own expense. In each country in the Licensee Territory, the Licensee shall keep the Licensors reasonably informed as to the regulatory status of Marketing Approval. In addition, Licensee may, at its own expense, conduct developmental activities for promotional and marketing purposes upon securing the prior written consent of Licensors after obtaining Marketing Approval. The Licensee shall inform the Licensors of the First Commercial Sale of the Product by the Licensee in each country or region in the Territory within seven (7) days thereof. The Licensee shall promptly inform the Parties with respect to any regulatory action taken or notification regarding the Products either during the approval process or marketing of the Products in the Territory.

3.7.2. Regulatory Communications. Each Party agrees to provide the others with all reasonable assistance and take all actions reasonably requested by the others that are necessary or desirable to enable the others to comply with any Laws applicable to the Product, including, without limitation, to meet reporting and other obligations to

(i) maintain and update the Marketing Approval and any filings under Section 3.7.1;

(ii) submit adverse event reports to the appropriate Regulatory Authorities as required to fulfill obligations under Laws; and

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(iii) submit or file promotional materials with Regulatory Authorities, as appropriate.

4. Commercialization

4.1. Commercialization Committees. The Parties agree that they may form Co-Promotion Committees as necessary to coordinate the Co-Promotion of the Product in any applicable country in the Territory. Such committees, if formed by the Parties will allow for at least one voting representative from each of Biota and Sankyo, each at their respective option. Attendance of members at meetings shall be at the respective expense of the participating parties appointing such members.

4.1.1. Decisions of Commercialization Committees. All actions and decisions reserved for the Co-Promotion Committees will require the unanimous consent of all of its voting members. If the committee fails to reach unanimous agreement, the Parties shall attempt in good faith to reach an agreement on the unresolved matter within thirty (30) days, but if the issue cannot be resolved through good faith discussions, then the matter shall be referred to the executives of the representatives of those Parties unable to reach unanimity with authority to settle the matter within thirty (30) days. If the matter is not resolved within the thirty (30) day period following submission of the matter to those executives, then the Licensee will have the right to make the final decision.

4.2 Record Keeping; Reporting and Audit. The Licensee will provide Biota and Sankyo with quarterly reports of the Net Sales of the Products by the Licensee or its Affiliates in the Territory should Biota and/or Sankyo Co-Market or Co-Promote Products. The Licensee shall keep and complete records of costs associated with marketing and distribution costs, and expenses incurred for sale of the Product within the Territory should Biota and/or Sankyo Co-Promote Products. Such records shall be retained by the Licensee and shall be made available for inspection, review and audit, at any time within normal business hours during the applicable calendar year and for two (2) years thereafter, at the request and expense of the Licensors, by an independent certified public accountant appointed by the Licensors for the sole purpose of verifying the Licensee's accounting reports and payments made or to be made pursuant to this Agreement. Such accountants shall not reveal to the Licensors the details of its review, except for such information as is required to be disclosed under this Agreement. This right to audit shall remain in effect throughout the life of this Agreement and for a period of two (2) years after the Term. If an error in favor of the Licensors of more than five percent (5%) is discovered, then the

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Licensees shall pay the audit expenses that discovered such error. The Parties shall settle all differences hereunder within thirty (30) days of notification.

4.3. The United States. Sankyo and Biota retain the right to designate a third party (including, without limitation, Sankyo, Biota or one of their Affiliates) to Co-Market the Product in the United States with the Licensee and/or terminate the license to the Licensee, if the Licensee does not meet reasonable annual minimum sales as agreed in writing within the six (6) months of the Product launch by the Parties for that country.

4.4 Other Markets. In all other countries where Sankyo and Biota have granted an exclusive license to the Licensee, Sankyo and Biota shall retain the right to terminate the Licensee and/or grant additional licenses to a third party (including, without limitation, Sankyo, Biota or one of their Affiliates), if the Licensee does not achieve reasonable annual minimum sales as agreed in writing within the six (6) months of the Product launch by the Parties for that country.

4.5 Non-Compete. During the term of this Agreement, unless otherwise agreed between the Parties, each Party agrees that neither for itself or through its Affiliates will it develop, Commercialize, or otherwise handle or deal with, directly or indirectly, or to enter into any collaboration, license or development agreement or any other arrangement with any party other than the other Parties to develop, Commercialize, or otherwise handle or deal with any Competitive Product in any country. The restrictions in this Section 4.5 shall not apply to Products already Manufactured, distributed, sold, bought or otherwise dealt with by each Party or its Affiliates as of the Effective Date.

5. Payments; Records and Reports

5.1. Royalty Reports

5.1.1. Frequency of Royalty Reports. Within sixty (60) days of the end of each calendar quarter after the First Commercial Sale of the Product by the Licensee in the Territory, the Licensee shall deliver to the Licensors a royalty report containing information concerning the immediately preceding calendar quarter. Each royalty report delivered by the Licensee to the Licensors shall contain at least the following information, denominated in local currency and US dollars as calculated for each applicable country in accordance with the exchange rate published in the New York edition of the Wall Street Journal on the last day of the calendar quarter for which such payment accrues:

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(i) Net Sales for the applicable calendar quarter in each country;

(ii) Amount of royalty earned for each country, and in total for the period;

(iii) Amount of withholding taxes, if any, required by Laws to be deducted in respect of such royalties; *provided, however, that* the Licensee will take reasonable action to minimize any such withholding tax in each country.

5.1.2. The Parties agree to furnish reports, in a form to be agreed upon, showing, among other things, (i) the gross sales and Net Sales of each Product sold and the royalties that have accrued hereunder with respect thereto and (ii) the amount of withholding taxes on the royalty payments.

5.1.3. The Parties shall keep proper books of account with reference to their respective sales of any Product under this Agreement and with reference to any sales by Licensees which are reported to the Parties. When requested by the other Party, such books of account shall be made available at reasonable times for audit by the other Party or its agents (including the right to inspect, copy, and make abstracts therefrom), solely for the purpose of verifying the royalties due or paid, or for determining compliance with other provisions of this Agreement. Any expense incurred by a Party conducting such audit shall be borne by said Party unless discrepancies attributable to the audited Party exceeding the cost of the audit are found, in which case the costs of the audit shall be reimbursed by the other Party.

5.1.4. The Party owing the royalty (the "Payor") shall permit its books of account or records of sale to be inspected at any reasonable time during normal business hours by a representative of the other Party (the "Payee") solely for the purpose of verifying the amounts due hereunder.

5.2. Method of Payment

5.2.1. All payments under this Agreement shall be made payable in U.S. dollars and shall be by appropriate electronic funds transfer in immediately available funds to such bank accountant as the Payee shall designate and on a date no later than when royalty reports are due under Section 5.1.1 above. Each payment shall reference this Agreement and identify the obligation under this Agreement that the payment is to satisfy. Any and all expenses for such payment incurred by the Payee shall be borne by the Payee.

5.2.2. Any payments due under this Agreement that are not paid on or before the date such

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payments are due shall bear interest, at the lower of one percentage point above the Prime Rate of interest as reported in the New York edition of the Wall Street Journal on the date the payment is due or the maximum allowed by law, compounded monthly until such payment is made.

5.2.3. Any taxes or similar charges levied or assessed in a territory on the Payee on the royalty payments shall be borne by Payor. However, Payor has the right to deduct from the royalty payments such income taxes or charges paid thereon for which Payee is entitled to receive a credit under income tax laws in effect as of the time payment is made. In these cases, Payor will promptly provide Payee with an original receipt for such tax payments (or a certified copy, if the original is not available). Payor's failure to provide Payee with such documentation as Payee determines is acceptable for tax purposes shall preclude Payor from deducting such taxes or charges from the gross royalty otherwise due.

5.2.4. Payee may require such other account statements or reports from Payor as may be reasonable.

6. Trademarks

6.1. To the extent commercially reasonable and appropriate, a single Trademark worldwide to be selected and registered by the Licensors shall be used for each Product in all countries in the Territory, provided that Licensee shall cooperate with Licensors and other licensees relating to the Products in order to select said single Trademark for use on a worldwide basis. If the Trademark is not available in or inappropriate for the Territory, the Licensee shall propose an alternate Trademark to be approved in writing and registered by the Licensors, such approval not to be unreasonably withheld. Each Trademark may be used by a Party only in connection with the applicable Product and shall not be used by any Party on, or in connection with, any other product. The Licensors shall own each Trademark used to promote Products in the Licensee's Territory and shall be responsible for searching, clearing, filing, prosecuting and maintaining, and all reasonable steps necessary in defending, each Product Trademark, provided, however, that the actual expenses of maintaining the Trademarks in the Territory shall be borne by Licensee from the Effective Date. Such expenses shall be billed to Licensee by Licensors during the first quarter of each calendar year and shall be paid by Licensee within thirty (30) days of receipt of Licensors' invoice. In the case of countries in which the Licensors and

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Licensees Co-Market and/or Co-Promote Products, Sankyo and/or Biota, at their discretion, shall have the right to select and register additional trademarks for use with the Product.

7.Ownership and Treatment of Inventions

7.1 Ownership of Inventions

7.1.1. The Information and Inventions, and the right to file patent applications and the patents regarding the LANI Compounds or Products generated by the Licensors after the Effective Date (collectively, the "Licensor's Intellectual Properties") shall be owned by the Licensors.

7.1.2. The Information and Inventions, and the right to file patent applications and the patents regarding the LANI Compounds or Products generated by the Licensee after the Effective Date (collectively, the "Licensee's Intellectual Properties") shall be owned by the Licensee. Each of the Licensor's shall have an equal, undivided perpetual, paid up royalty free right to use Licensee's Intellectual Properties.

7.1.3. In the case of Inventions owned jointly by at least one employee of Biota or Sankyo and one employee of the Licensee ("Joint Inventions"), the Parties shall agree on whether or not to secure patent protection and which Party shall bear the primary responsibility for preparing, filing, prosecuting the Patents resulting therefrom. The Parties shall equally share all expenses related thereto. Each Party shall promptly render all necessary assistance reasonably requested by the other Party in applying for and prosecuting the patent applications. If any Party does not elect to participate in the expense of filing for such Joint Inventions, the other Party or Parties may do so at its own expense, excluding the declining Party from ownership.

7.2. Maintenance of Patents

7.2.1. Each Party shall, at its own expense, diligently take all steps necessary to maintain its own Patents, in full force and effect, including but not limited to a duty to diligently file and pursue any reissues and re-examinations, if applicable. If any Party elects not to maintain any of its own Patents, it shall promptly notify the others of that election and shall, at the other Parties request, assign to the other Parties all right, title and interest in and to such Patents of the assigning Party. In such case, the other Parties shall bear the cost and responsibility for the maintenance of such Patents and the assigning Party shall

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render all necessary assistance reasonably requested by the other Parties in maintaining such Patents.

7.2.2. In the event that Joint Inventions are registered, the Party who bears the primary responsibility for preparing, filing, prosecuting such Joint Inventions shall bear the primary responsibility for performing the obligation to maintain registered Patents resulting from such Joint Inventions ("Joint Patents") as set forth in Section 7.2.1. Each Party shall promptly render all necessary assistance reasonably requested by the other Parties in performing such obligation. Any and all costs and expenses reasonably necessary and useful to perform such obligation on any and all Joint Patents shall be borne by all Parties equally.

7.2.3. Notwithstanding the provision of Section 7.2.1, each Party shall be relieved from its obligation to maintain its own Patents stipulated by Section 7.2.1, in the event that the Licensors determine that any Products related to such Patents will not undergo Development or be Commercialized as a Development Candidate.

7.2.4. The Parties agree to cooperate to obtain, to the fullest extent allowed by Laws, an extension of exclusivity beyond the full term expiry date of any Patents subject to this Agreement which the Parties mutually agree may maximize commercial return of Products. The Parties shall provide all relevant patent information to the Regulatory Authority or other applicable agency as required by Laws.

7.3. Patent Infringement

7.3.1. In the event that the Licensee is charged with the infringement of a patent or other intellectual properties, including but not limited to utility model, design or trademark owned by any third party or receives any filing of any claim or suit by any third party related to the Products because of any of the activities necessary to the performance of its obligations under this Agreement, the Licensee shall notify the other Parties fully and promptly in writing upon receipt of any knowledge or notice of the charge of infringement, specifying its nature and by whom it was raised. The Licensors shall in good faith offer the Licensee reasonable cooperation so that the Licensee may handle such claim or suit at its own expense and for its own account. The Licensee shall prosecute and control such claim or suit and periodically inform the other Parties of its intended course of action and shall provide the other Parties with the opportunity to comment on significant actions or elements of its course of action. The Licensee may not settle any such claim or suit

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without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed, except as provided hereafter. Any costs and expenses, including reasonable attorneys' fees, incurred by the Licensee in defending against such claim or suit shall be borne by the Licensee. Either Licensor shall have the option to take over the action at its discretion and its own expense, provided, however, that failure by the Licensee to diligently defend the action shall not relieve Licensee of responsibility for the expense of the action.

7.3.2. Infringement by Third Parties. In the event that any Party becomes aware that the Patents or other intellectual property, including but not limited to utility model, design or trademark (collectively, "Intellectual Properties" in this Section) are threatened to be infringed or disputed by any third party, such Party shall notify the other Parties fully and promptly in writing, specifying the nature of the threat and by whom they are threatened to be infringed or disputed. The Licensors shall in good faith offer the Licensee reasonable cooperation so that the Licensee may handle such claim or suit at its own expense and for its own account. The Licensee shall prosecute and control such claim or suit and periodically inform the other Parties of its intended course of action and shall provide the other Parties with the opportunity to comment on significant actions or elements of its course of action. The Licensee may not settle any such claim or suit without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed, except as provided hereafter. Any costs and expenses, including reasonable attorneys' fees, incurred by the Licensee in defending against such claim or suit shall be borne by the Licensee. If the Licensee does not exercise its right to control the conduct of defense of any such action in response to any such claim within XX (XX) days of becoming aware of or being notified of such infringement, then the Party owning or Controlling such Intellectual Property shall have the right, but not the obligation, to bring such action.

8. Representations, Warranties, and Covenants

8.1. Mutual Representations, Warranties, and Covenants. Each of the Licensors and the Licensee each hereby represents, warrants, covenants acknowledges and agrees that the other is relying, and is entitled to rely, on the following representations, warranties, and covenants:

(a) Each Party has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery

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and performance of this Agreement has been duly and validly authorized and approved by proper corporate action on the part of such Party. Each Party has taken all other action required to be taken by such Party under the Laws, its certificate of incorporation, by-laws or any agreement to which it is a party with respect to the execution, delivery and performance of this Agreement. Assuming due authorization, execution and delivery on the part of a Party, this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as the enforceability thereof may be limited by applicable Laws or by bankruptcy, insolvency, reorganization or other similar Laws of general application relating to creditors' rights; and

(b) To the best of its knowledge as of the Effective Date, the execution and delivery of this Agreement by a Party and the performance by such Party contemplated hereunder shall not violate any Laws or any order of a court or a Regulatory Authority; and

(c) To the best of its knowledge as of the Effective Date, neither the execution and delivery of this Agreement nor the performance hereof by a Party requires such Party to obtain any permits, authorizations or consents from any governmental authority other than a Regulatory Authority or from any other person; and

(d) During the Term, each Party shall fulfill its obligations under this Agreement, in accordance with the terms of this Agreement and all applicable Laws; and

(e) During the Term, each Party shall retain and maintain compliance with all necessary government authorizations and permits necessary to Manufacture and supply the Product and to otherwise perform each Party's obligations under this Agreement; and

(f) All of a Party's employees, officers and consultants participating in the performance of this Agreement are, to the extent permitted under applicable Laws, under obligations (i) to assign to such Party all Inventions made during the course of and as a result of their association with such Party, and (ii) to maintain as confidential the Confidential Information received from or on behalf of the other Party; and

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(g) Each Party shall not knowingly employ any employee in performing the services hereunder who has been debarred or disqualified by a Regulatory Authority or any governmental agency.

8.2. Licensors' Representations, Warranties, and Covenants. Each Licensor for itself, hereby represents, warrants, covenants acknowledges and agrees that the Licensee is entitled to rely, on the following representations, warranties, and covenants:

(a) The execution, delivery and performance of this Agreement by each of the Licensors shall not result in the breach of or give rise to any termination of any agreement or contract relating to the Product to which each of the Licensors is a party; and

(b) To the best of each of the Licensor's knowledge, as of the Effective Date, the activities of the Licensee contemplated hereunder does not infringe any patent rights or any other proprietary rights of any third party; and

(c) As of and prior to the Effective Date, neither of the Licensors has granted to any third party a license under any Patent or Information owed or Controlled by each of the Licensors to make, use, sell, offer to sell, and/or import Product in the Licensee's Territory; and

(d) The Licensed Patents are duly and validly registered or applied for in the countries in the Licensee Territory with respect to each Licensed Patent and each Licensor agrees to continue to use commercially reasonable efforts to obtain and maintain the registrations of the Licensed Patents in full force and effect during the Term hereof at their sole cost and expense, taking into account the amount of revenues received from such Licensed Patents on a country-by-country basis.

8.3. No Other Warranty EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER LICENSOR MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THIS AGREEMENT. THE LICENSE IS PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WARRANTY AS TO THE ENFORCEABILITY OR SCOPE OF ANY LICENSED PATENT IN THE FIELD, OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. LICENSORS MAKE NO REPRESENTATION OR WARRANTY THAT LICENSEE'S

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ACTIVITIES UNDER THE LICENSE WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT OF A THIRD PARTY. LICENSOR WILL NOT BE LIABLE FOR SUCH INFRINGEMENT, OR AN ALLEGATION THEREOF, NOR SHALL THE SAME BE AN EXCUSE FOR NONPERFORMANCE OF THE LICENSEE'S OBLIGATIONS HEREUNDER. THE LICENSORS ASSUME NO RESPONSIBILITIES OR LIABILITIES TOWARDS THE LICENSEE OR THIRD PARTIES WITH RESPECT TO THE RESEARCH, DEVELOPMENT, MANUFACTURE, USE, SALE OR DISPOSITION OF LICENSED PRODUCT IN THE FIELD. THE ENTIRE RISK AS TO LICENSED PRODUCT IN THE FIELD IS ASSUMED BY LICENSEE.

8.4. Limitation of Liability. SUBJECT TO ARTICLE XIII (13), NO PARTY SHALL BE ENTITLED TO RECOVER FROM ANOTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER, UNLESS SUCH DAMAGES ARE INFLICTED AS A RESULT OF THE NEGLIGENCE OR WRONGDOING OF THE OTHER PARTY.

8.5. Survival of Limitation of Liability. Sections 8.3 and 8.4 shall survive any termination or expiration of this Agreement.

9. Term and Termination

9.1. Term

9.1.1. The Agreement will commence on the Effective Date and, unless earlier terminated as provided for hereunder, continue until the expiration of the last-to-expire Patent within the Territory owned or Controlled by either or both of the Licensors claiming the Manufacture, use, importation or sale of the Products on a country-by-country basis, and thereafter shall automatically be renewed each year for one (1) year periods unless either party gives at least six (6) months written notice of termination of this Agreement to the other before the expiration of the term of this Agreement. While this Agreement remains in force, the Licensee shall continue to have the right to use the Information owned by Licensors.

9.2. Earlier termination

9.2.1. Either the Licensors or the Licensee may, without prejudice to any other remedies available to it at law or in equity, terminate the Agreement on a country by country basis

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prior to the end of the term, by giving the other sixty (60) days written notice ("Notice Period") upon occurrence of any of the following events:

9.2.1.1. "Material breach" defined as the default of any material obligation hereunder by either the Licensor or the Licensee, which has not been remedied within sixty (60) days after one Party sends written notice detailing the substance of the default to the defaulting Party, or

9.2.1.2. "Insolvency" meaning the insolvency, bankruptcy, dissolution or liquidation of the other Party, where such Party is subject to the filing or consents to the filing of a petition under any bankruptcy or insolvency law or has any such petition filed against it which has not been dismissed within ninety (90) days of such filing, appointment of a trustee, administrator, or receiver for all or substantially all of the assets of such Party, or assignment of the assets of such Party for the benefit of creditors, or attachment or expropriation of the business or assets of such Party, or

9.2.1.3. "Unresolved Differences" meaning that despite the commercially reasonable efforts of the Parties, the Parties are unable to resolve disputes as provided herein.

9.2.1.4 "Development neglect" meaning that the Licensee ceases Development of the Product for more than six (6) consecutive months for reasons within its control until any Regulatory Authority grants Marketing Approval for the Product to the Licensee in the Territory.

9.2.1.5 "Marketing Failure" meaning that the Product may not be sold as a result of a recall or market withdrawal and such inability to sell the Product continues for a period of twelve (12) months, provided, however, that if the Marketing Failure is applicable to a certain Territory, the termination shall only apply to that Territory and shall not affect the Agreement in other Territories.

9.2.1.6. The right of a Party to terminate this Agreement as provided in this Section 9.2 shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

9.3. Rights on termination

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9.3.1. If either Party terminates this Agreement pursuant to Section 9.2, in those countries where such termination takes effect:

(a) all rights to the LANI Compounds and all relevant Patents including the Licensor's Intellectual Properties, Trademarks, licenses and other rights granted or assigned to either Party at any time under this Agreement (collectively, "Rights") shall revert to the Licensors; and

(b) if this Agreement is terminated by the Licensors, the Licensors shall negotiate in good faith a mechanism to allow the Licensee, should it so wish, to continue to Develop, Manufacture, file for Marketing Approval, use, sell, offer for sale the Product in such country.

9.3.1.1. Without prejudice to any exclusive license granted herein, a Party that grants a license to a third party under a Joint Invention shall obtain the prior written consent of the other Party to such a license, such consent not to be unreasonably withheld or delayed.

9.3.2. The provisions of Section 9.3.1 and this Section 9.3.2 shall survive the termination for any reason of this Agreement. Except as specifically provided in this Agreement, neither Party shall be liable to the other based on, or as a result of, the termination of this Agreement as provided herein, whether in loss of good will, anticipated profits or otherwise.

10. Confidentiality

10.1. During the term of this Agreement and for a period of seven (7) years thereafter, each Party (a) shall hold the Technology, the Information and any marketing and other confidential information, whether in written, oral, visual, or machine readable form disclosed by either Party to the other under this Agreement (the "Confidential Information") and the Substances supplied by either Party to the other under this Agreement in confidence with the same degree of care it maintains the confidentiality of its own Confidential Information and Substances, (b) shall not disclose such Confidential Information and make Substances available to any third party without the prior written consent of the disclosing Party, and (c) shall not use such Confidential Information and Substances other than for exercising its rights and/or performance of its obligation under

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this Agreement except for any information which is evidenced that:

(i) was in the receiving party's possession at the time of disclosure,

(ii) was publicly known at the time of such disclosure,

(iii) becomes publicly known through no default of the receiving party,

(iv) was obtained legally by the receiving Party from a duly authorized third party, or

(v) was independently discovered without the aid or application of the information received.

10.2. Each Party may disclose the Confidential Information and make the Substances available only to those of its employees, contractors, and agents who have a need to know such Confidential Information and the Substances to implement the terms of this Agreement. The Parties agree to take reasonable precautions to preserve the confidential, proprietary or secret status of the Confidential Information and Substances and shall require that each of their respective employees, contractors, and agents understand and agree in writing to treat and to hold such Confidential Information and Substances in confidence consistent with the provisions herein.

10.3. Within thirty (30) days of the date of termination of this Agreement for any reason, the Parties shall provide each other with written notice specifying that through reasonable care and to the best of its knowledge: (a) all Confidential Information embodied in whole or in part in documents, materials, things, and copies thereof have been destroyed or returned to the other Party, (b) the originals and all copies of any machine-readable documentation containing any portion of the Confidential Information have been destroyed or returned to the other Party, (c) all remaining Substances supplied by the either Party have been returned to the other Party or destroyed, unless otherwise agreed in writing between the Parties, and (d) all use of the Substances by the returning Party has ceased.

10.4. No Party may issue any press release, publication, or any other public announcement relating to this Agreement, the LANI Compounds or the Product without obtaining the other Parties' prior written approval, which approval shall not be unreasonably withheld or delayed. The Parties shall in good faith prepare mutually acceptable announcements prior to such release, publication or announcement. Notwithstanding any of the foregoing, each Party may use the substance of previously approved public announcements and the substance of other public announcements of the

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other Party without prior notice.

11. Liability and Indemnity

11.1. The Licensors shall indemnify, defend and hold harmless the Licensee, its employees, agents, officers, directors, permitted licensees, successors and permitted assigns (collectively, the "Licensee Indemnified Parties"), from and against any and all costs, liabilities, judgments, obligations, losses, expenses and damages (including reasonable attorneys' fees and expenses) of whatsoever kind or nature (collectively, "Losses") incurred by or imposed upon any Licensee Indemnified Party as a result of any claims, actions, suits or proceedings (collectively, "Claims") arising out of or related to, in any way, the licensing, Development, Manufacture, marketing, promotion, importation, sale or other use (collectively, "Use") of the Product in any country by the Licensor pursuant to this Agreement or otherwise, regardless of whether such Claims or Losses are based upon theories of contract, tort, product liability, strict liability, infringement of any patent, trademark, trade name, logo, service mark, trade dress, trade secret, or any other legal or equitable theory; provided, however, that the Licensee shall indemnify the Licensors for Losses proven to have been caused solely from an act or omission by Licensee.

11.2 The Licensee shall indemnify, defend and hold harmless each of the Licensors, and each of their employees, agents, officers, directors, permitted licensees, successors and permitted assigns (collectively, the "Licensor Indemnified Parties"), from and against any and all costs, liabilities, judgments, obligations, losses, expenses and damages (including reasonable attorneys' fees and expenses) of whatsoever kind or nature (collectively, "Losses") incurred by or imposed upon any Licensor Indemnified Party as a result of any claims, actions, suits or proceedings (collectively, "Claims") arising out of or related to, in any way, the licensing, Development, Manufacture, marketing, promotion, importation, sale or other use (collectively, "Use") of the Product in any country by the Licensee pursuant to this Agreement or otherwise, regardless of whether such Claims or Losses are based upon theories of contract, tort, product liability, strict liability, infringement of any patent, trademark, trade name, logo, service mark, trade dress, trade secret, or any other legal or equitable theory; provided, however, that the Licensors shall indemnify Licensee for Losses proven to have been caused solely from an act or omission by the Licensors.

11.3. Each Party shall give prompt written notice to the other of any Claim asserted

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against such Party (in such capacity, the "Notifying Party") arising from or relating to the Product, regardless of whether the Notifying Party is entitled to seek indemnification from the other Party pursuant to either Section 11.1 or 11.2. The Parties shall, subject to the execution of an appropriate non-disclosure agreement, reasonably consult with, and share information with, each other regarding such Claim and shall reasonably cooperate and assist each other in the event that the Notifying Party wishes to pursue any claim against any third party in connection therewith, in each case at the sole cost and expense of the Notifying Party. Each sublicense agreement entered into by a Party relating to any Product in accordance herewith shall contain a provision substantially similar to that set forth in this Section 11.3.

11.4. SUBJECT TO ARTICLE XIII (13), NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER, UNLESS SUCH DAMAGES ARE INFLICTED AS A RESULT OF THE NEGLIGENCE OR WRONGDOING OF THE OTHER PARTY.

12. Amendment

12.1. Except as otherwise provided in this Section, all amendments to this agreement must be in writing and signed by authorized representatives of both parties.

13. Governing Law and Jurisdiction

13.1. Any claim, dispute or controversy of whatever nature arising out of or relating to this Agreement, including without limitation, any action based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement shall be construed in accordance with the laws of New York without regard to its conflict of law principles.

The Parties shall first negotiate in good faith to resolve any disputes which arise under this Agreement, but failing amicable solution, all unresolved disputes shall, at the request of either Party, be finally settled under the Rules of Arbitration of the International

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Chamber of Commerce by three (3) arbitrators appointed in accordance with said Rules. The venue of the Arbitration shall be New York. The language of the arbitration shall be English.

14. Force Majeure

14.1. Neither Party hereto shall be liable for any failure or delay in performance of this agreement occasioned in whole or in part by acts of God, strike, lock-out, fire, earthquake, epidemic, inability to obtain materials or shipping space, breakdown, delay of carrier or regulation of any government or any other cause beyond its control, provided that said Party has exercised due and reasonable care and its best efforts to avoid any of the above-mentioned events.

15. Notices

15.1. Any notice or report pursuant to this Agreement shall be deemed duly given if delivered personally, sent by airmail, international recognized courier service, electronic mail (provided such electronic mail is followed by facsimile confirmation in accordance with this Section 15.1) or facsimile addressed to the other Party at the addressee facsimile number set forth below, or to such other address or facsimile number as shall have theretofore been furnished by one Party to the other in accordance with this Section, and shall be deemed to have been given when sent.

If to Sankyo:

Sankyo Company, Limited
3-5-1 Nihonbashi-Honcho, Chuo-ku,
Tokyo 103-8426, Japan
Attention: Director, Licensing
Fax: +81-3-5255-7086
Telephone: +81-3-5255-7084
e-mail: moriaki@hq.sankyo.co.jp

If to Biota:

____
____
____
Attention:
Fax:
e-mail:

If to Licensee:

____
____
____
Attention:
Fax:

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e-mail:

16. Assignment of Rights and Obligations

16.1. Either Party may assign all or any part of this Agreement to any Affiliate. In all other respects, neither Party shall voluntarily or by operation of law assign, hypothecate, give, transfer, mortgage, sublet, license, or otherwise transfer or encumber all or part of its rights, duties, or other interests in this Agreement or the proceeds thereof (collectively, "Assignment") in whole or in part to any third party without prior written consent of the other, provided, however that the Licensors may assign this Agreement in the event of an acquisition of the Licensor by a third party. In the event Licensee is acquired by a third party, either Licensor may terminate this Agreement upon reasonable notice to the other Parties. Any attempt to make an Assignment in violation of this provision shall be a material default under this Agreement and any Assignment in violation of this provision shall be null and void.

17. Entire Agreement

17.1. This Agreement, together with the Confidential Disclosure Agreement dated [redacted] and the Appendices attached hereto, set forth the entire agreement and understanding between the Parties as to the subject matter hereof, and supercedes all agreements and understandings between the parties as to the subject matter, whether oral or in writing.

18. No Implied Waiver

18.1 No failure or delay on the part of either Party to exercise any right under this Agreement or provided for by Laws shall impair, prejudice or constitute a waiver of such right.

19. Severability.

19.1. If and to the extent that any court or tribunal of competent jurisdiction holds any of the terms, provisions or conditions of this Agreement or parts thereof, or the application hereof to any circumstances, to be illegal, invalid or unenforceable in a final non-appealable order, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never

comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (iv) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

20. No License.

20.1. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right in any Party to any other Party in respect of any product, patent, trademark, confidential information, trade secret or other data or any other intellectual property of the other Party except as expressly set forth herein.

21. Headings.

21.1. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section nor to be used in construing or interpreting any of the provisions of this Agreement.

22. Appendixes

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22.1. All Appendixes to this Agreement are by this reference incorporated herein and made a part of this Agreement.

23. Counterparts.

23.1. This Agreement may be executed in three or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and effective as of the date first indicated above.

BIOTA SCIENTIFIC MANAGEMI	**SANKYO CO., LTD**	**Licensee**
By ________	By ________	By ________
Name ________	Name ________	Name ________
Title ________	Title ________	Title ________
Date ________	Date ________	Date ________

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